Exhibit 10.2

ALERIS CORPORATION
2010 EQUITY INCENTIVE PLAN

FORM OF MANAGEMENT STOCK OPTION AWARD AGREEMENT

TO:	_______________

FROM:	Aleris Corporation

Re:	Option Award

I am pleased to report that you have been granted an Option to purchase shares of common stock of Aleris Corporation (formerly Aleris Holding Company) (the “Company”). Some important information about your Option is set out in this Award Agreement. The Option was granted under the Company’s 2010 Equity Incentive Plan (the “Plan”), a copy of which _____ ____________________. Your Option is subject in all respects to the terms and conditions of the Plan.

1.	Key Terms.

(a)	The Option Shares: Common stock of the Company, par value $0.01 per share.

(b)	Grant Date: __________

(c)	Number of Shares and Exercise Price per Share:

Type of Option	Number of Shares	Exercise Price

_____________	______________	_____________

(d)	Vesting: Your _____ Options will vest and become exercisable as follows: ________________________________.
In all cases, you must be continuously employed from the Grant Date through the relevant vesting date in order for that portion of the Option to become vested and exercisable. (In this Agreement, reference to your employment terminating means that you are no longer employed by the Company or any Affiliate.)

(e)
Change of Control: If you are employed at the time of a Change of Control, your Option will vest and become exercisable to the extent necessary to make the cumulative percentage of your Option that has become vested and exercisable as of such Change of Control at least equal to the percentage by which the Initial Investors have reduced their combined Common Stock interest in the Company. This percentage will be measured by comparing the number of Shares acquired by the Initial Investors on the Effective Date and still held immediately following the Change of Control to the number of Shares they held as of the Effective Date (to be adjusted for stock splits, stock dividends, and the like). This percentage will be applied separately to each of the FMV Stock Option. If the Initial Investors’ combined Common Stock interest in the Company is reduced by 75% or more, then your Option will vest, and be exercisable, in full. By way of example and for illustration purposes only, if there is a Change of Control when 50% of the Stock Option is vested and exercisable and the Initial Investors reduce their combined Common Stock interest in the Company by 70%, then an additional 20% of each of the FMV Stock Option, shall vest and become exercisable upon the Change of Control, and, subject to Section 11 of the Plan, the remaining 30% of the Stock Option shall continue to vest in accordance with Section 1(d) hereof.

(f)	Scheduled Expiration Date: Your Option is scheduled to terminate on the tenth anniversary of the Grant Date.

2.
Exercise. Only the vested portion of your Option may be exercised. In order to exercise all or any portion of the Option, you must deliver written notice to the Company of your intention to exercise, setting forth the number of Shares with respect to which the Option is to be exercised, along with payment of the Exercise Price and applicable withholding taxes in cash or by a personal check or bank draft. Instead of delivery of cash to pay the Exercise Price and applicable withholding taxes, the Committee may permit you to exercise your Option on a net exercise basis, in which case the Company will hold back from the Shares otherwise deliverable pursuant to such exercise the number of Shares necessary to satisfy the Exercise Price and/or applicable withholding taxes. The Committee may make this net exercise privilege available in cases where the Option is exercised after a Participant’s employment has ended at a time when the Shares are not publicly-traded. The Company will in its sole discretion determine the appropriate manner of dealing with fractional shares, including cancellation without payment. As a condition to the exercise of your Option, the Shares to be received upon exercise of your Option shall be subject to all of the terms of the Company’s Stockholders Agreement. By signing below, you will have agreed to become a party to, and be bound by, the Stockholders Agreement on the first day that you acquire any Shares pursuant to your Option.

3.	Early Termination of the Option. Your Option may terminate before the Scheduled Expiration Date:

(A)	when your employment ends, the unvested portion of your Option will terminate immediately;

(B)	when your employment ends, the vested portion of your Option will terminate as follows:

(i)	if your employment ends because of a discharge for Cause, the Option will terminate immediately;

(ii)	if you quit voluntarily, the Option will terminate on the ninetieth (90th) day after your employment ends;

(iii)	if you are discharged without Cause, the Option will terminate six (6) months after your employment ends;

(iv)	if your employment ends due to your death or Disability, the Option will terminate twelve (12) month after your employment ends; and

(C)
the Option will terminate upon any cancellation, termination or expiration implemented by the Committee under Plan Section 11 (adjustments upon certain corporate transactions) or Plan Section 15(b) (clawback/forfeiture).

4.
Company Call Right. After your employment ends, the Company shall have the right, but not the obligation, to purchase any Shares acquired by you upon exercise of your Option (the “Call Right”). This Call Right may be exercised, in whole or in part, from time to time, by the Company providing written notice to you expressing its intent to exercise its Call Right and establishing a call settlement date of not earlier than six (6) months after you acquired the Shares being called. If the Company exercises the Call Right, as consideration for the Shares purchased by the Company, you will be paid the Fair Market Value of the Shares on the call settlement date.

5.
Disclosure Memorandum/Confidentiality: You acknowledge that you have received and read a copy of the Plan’s Disclosure Memorandum, a copy of which is attached. By signing below, you agree to keep strictly confidential any non-public information provided to you by the Company or any Affiliate (“Confidential Information”), including, without limitation, the information contained in the Disclosure Memorandum, the terms of the Stockholders Agreement and/or any financial information relating to the Company or any Affiliate contained therein or subsequently provided to you. You may disclose Confidential Information (i) if required by applicable law; (ii) to members of your immediate family or, (iii) where necessary, to your tax or legal advisors so long as you inform your advisors of this confidentiality provision and they expressly agree to be bound by it.

6.	Option Subject to Plan and Stockholders Agreement.

(a)
Employee Acknowledgements. By entering into this Award Agreement, you agree and acknowledge that (i) the Option is subject in all respects to the Plan and that the Option Shares are subject to the Stockholders Agreement, the terms and provisions of which are each hereby incorporated herein by reference; (ii) the Option is subject to Plan provisions under which, in certain circumstances, the Committee may terminate your Option and/or make adjustments to the kind and/or number of shares or property underlying the Option; and (iii) the Committee has discretion to interpret and administer the Plan and this Award Agreement and its judgments made in accordance with the Plan are final.

(b)
Conflicts. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan and/or the Stockholders Agreement, the term or provision contained in the Plan and/or the Stockholders Agreement shall control. In the event of a conflict between any term or provision contained in the Plan and a term or provision of the Stockholders Agreement, the Committee shall resolve any such conflict in its sole discretion.

(c)	Defined Terms. Capitalized terms not otherwise defined in this Award Agreement have the meanings given such terms in the Plan.

7.
Federal Taxes. The Option is not intended to be treated as an “incentive stock option,” as such term is defined in Section 422 of the Code. You should consult your personal tax advisor for more information concerning the tax treatment of your Option.

We are excited to give you this opportunity to share in our future success. Please indicate your acceptance of this Option and that you have read and understand the terms of the Plan and this Award Agreement by signing and returning a copy of this Award Agreement.

Sincerely,

__________________________

By executing this Award Agreement, you acknowledge that you will become a party to this Award Agreement on the date hereof and, without any further action, the Stockholders Agreement on the first date that you acquire any Shares pursuant to your Option. Other than the Company, no party to the Stockholders Agreement will have any obligation to you under this Award Agreement.

Agreed to and Accepted by:

__________________________